As filed with the Securities and Exchange Commission on June 16, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEFINIUM THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	98-1582438 (I.R.S. Employer Identification Number)

One World Trade Center, Suite 8500 New York, New York (Address of Principal Executive Offices)	10007 (Zip Code)

DEFINIUM THERAPEUTICS, INC. 2025 EQUITY INCENTIVE PLAN

DEFINIUM THERAPEUTICS, INC. 2026 INDUCEMENT PLAN

INDIVIDUAL NONSTATUTORY STOCK OPTION AWARDS (INDUCEMENT GRANTS)

INDIVIDUAL PERFORMANCE SHARE UNIT AWARDS (INDUCEMENT GRANTS)

(Full titles of the plans)

Mark Sullivan

Chief Legal Officer

Definium Therapeutics, Inc.

One World Trade Center, Suite 8500

New York, New York 10007

(Name and address of agent for service)

(212) 220-6633

(Telephone number, including area code, of agent for service)

Copies to:

Steven J. Abrams Hogan Lovells US LLP 1735 Market Street Suite 2300 Philadelphia, Pennsylvania 19103 (267) 675-4600	Trevor Scott Minji Park Osler, Hoskin & Harcourt LLP Suite 3000, Bentall Four 1055 Dunsmuir Street Vancouver, British Columbia, Canada V7X 1K8 (778) 785-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Definium Therapeutics, Inc. 2025 Equity Incentive Plan

This registration statement on Form S-8 (this “Registration Statement”) is being filed by Definium Therapeutics, Inc. (the “Registrant”) to register an aggregate of (i) 5,055,250 common shares, no par value per share, of the Registrant (the “Common Shares”), issuable under the Definium Therapeutics, Inc. 2025 Equity Incentive Plan, as amended (the “2025 Plan”), consisting of (a) 5,000,000 Common Shares reserved for issuance under the 2025 Plan, which Common Shares were approved by the Registrant’s shareholders at the Registrant’s 2026 Annual General and Special Meeting of Shareholders on June 11, 2026, and (b) 55,250 Common Shares reserved for issuance under the 2025 Plan, which were previously subject to restricted share units granted under the 2025 Plan and thereafter terminated by expiration, forfeiture, cancellation or otherwise without the issuance of Common Shares and again became available for issuance under the 2025 Plan pursuant to Section 4.3 of the 2025 Plan.

Definium Therapeutics, Inc. 2026 Inducement Plan

This Registration Statement is also being filed to register 3,000,000 Common Shares issuable under the Registrant’s 2026 Inducement Plan (the “Inducement Plan”) for new hire awards to certain individuals who satisfy the standards for inducement grants under Nasdaq Listing Rule 5635(c)(4) and the related guidance thereunder. The Board of Directors of the Registrant approved the Inducement Plan on June 12, 2026.

Inducement Grants

This Registration Statement is also being filed to register an aggregate of 2,346,380 Common Shares issuable upon the exercise of individual nonqualified stock option awards and upon vesting and settlement of performance share units granted to employees of the Registrant as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), the information specified in Part I of Form S-8 is omitted from this Registration Statement. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026, including portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 27, 2026, that are incorporated by reference into Part III of such Annual Report on Form 10-K;

b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 7, 2026;

c)	The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items), filed with the Commission on January 12, 2026, January 29, 2026, April 22, 2026, May 12, 2026, May 19, 2026, and June 12, 2026; and

d)	The description of the Common Shares which is contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 22, 2021 (File No 001-40360) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”), and the indemnification provisions set forth in the Registrant’s amended and restated articles (the “Articles”). The Registrant has also entered into indemnity agreements with each of its directors and executive officers which provide its directors and executive officers with contractual rights to indemnification and, in some cases, expenses advancement in any action or proceedings arising out of their services as one of its directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Registrant’s request.

Under the Registrant’s Articles and Section 160 of the Act, subject to Section 163 of the Act, the Registrant may:

a)	indemnify an individual who:

i.	is or was a director or officer of the Registrant,

ii.	is or was a director or officer of another corporation (A) at a time when such corporation is or was an affiliate of the Registrant; or (B) at the Registrant’s request, or

iii.	at the Registrant’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, as defined below, to which the eligible party is or may be liable; and

b)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

i.	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

ii.	“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

iii.	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

iv.	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under the Registrant’s Articles, the Registrant may also indemnify any employee, agent or representative of the Registrant, subject to any restrictions under the Act.

Under the Registrant’s Articles and Section 161 of the Act, and subject to Section 163 of the Act, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Registrant must not make such payments unless the Registrant first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or articles;

b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or articles;

c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party under Section 160(a) of the Act against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of the Registrant or an eligible party, the court may do one or more of the following:

a)	order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

b)	order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

d)	order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

e)	make any other order the court considers appropriate.

Section 165 of the Act provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation. Under the Registrant’s Articles, the Registrant may also purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

a)	is or was a director, officer, employee or agent of the Registrant;

b)	is or was a director, officer, employee or agent of another corporation at a time when such corporation is or was an affiliate of the Registrant;

c)	at the Registrant’s request, is or was, a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; and

d)	at the Registrant’s request, holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

The Registrant maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers.

Pursuant to the Registrant’s Articles, the failure of a director or officer of the Registrant to comply with the Act or the Registrant’s Articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description	Form	Exhibit No.	Incorporated by Reference Filing Date	File No.
4.1	Amended and Restated Articles of Definium Therapeutics, Inc., effective as January 9, 2026.	10-K	3.1	February 26, 2026	001-40360
4.2*	Notice of Articles, Incorporated on July 26, 2010, effective as of January 29, 2026.
4.3	Certificate of Name Change, dated January 9, 2026.	8-K	3.2	January 12, 2026	001-40360
4.4	Form of Definium Therapeutics, Inc. Common Share Certificate.	10-K	4.2	February 26, 2026	001-40360
5.1*	Opinion of Osler, Hoskin & Harcourt LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page).
99.1	Definium Therapeutics, Inc. 2025 Equity Incentive Plan.	10-K	10.20	February 26, 2026	001-40360
99.2*	Definium Therapeutics, Inc. 2026 Inducement Plan.
107*	Filing Fee Table.

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 16, 2026.

Definium Therapeutics, Inc.

By:	/s/ Robert Barrow
Robert Barrow
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Barrow and Mark R. Sullivan, and each of them, his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Barrow	Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2026
Robert Barrow

/s/ Brandi L. Roberts	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2026
Brandi L. Roberts

/s/ Roger Adsett	Director
Roger Adsett		June 16, 2026

/s/ Suzanne Bruhn	Director
Suzanne Bruhn, PhD		June 16, 2026

/s/ Roger Crystal	Director
Roger Crystal, MD		June 16, 2026

/s/ David Gryska	Director	June 16, 2026
David Gryska

/s/ Andreas Krebs	Director	June 16, 2026
Andreas Krebs

/s/ Carol A. Vallone	Director	June 16, 2026
Carol A. Vallone

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in his capacity as duly authorized representative of Definium Therapeutics, Inc. in the United States, on the 16th day of June, 2026.

/s/ Mark R. Sullivan
Mark R. Sullivan
Chief Legal Officer & Corporate Secretary